Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated April 24, 2007 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in the 2006 Annual Report to Shareholders, which is incorporated by reference in The Great Atlantic & Pacific Tea Company, Inc. Annual Report on Form 10-K for the year ended February 24, 2007. We also consent to the incorporation by reference of our report dated April 24, 2007 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K. We also consent to the references to us under the headings “Experts” and “Selected Financial Data” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Florham Park, New Jersey
July 23, 2007